Exhibit 99.1

FOR IMMEDIATE RELEASE: October 31, 2007

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation

(541) 681-8029

craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports Third Quarter Results

COBURG, OREGON — October 31, 2007 — Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today reported revenues and earnings for the third quarter ended September 29, 2007.

Third quarter 2007 revenues were $322.4 million, up 10.2% compared to $292.5 million in revenues for the third quarter of 2006.  The Company reported a 95.7% increase in gross profit to $36.2 million for the third quarter of 2007, compared to $18.5 million a year ago.  Net income for the third quarter of 2007 was $3.7 million, compared to a $7.1 million loss a year ago.  For the third quarter of 2007, diluted earnings per share were $0.12 versus a loss of $0.24 for the same period last year.

For the nine months ended September 29, 2007, revenues were $980.0 million, compared to $998.8 million for the nine months ended September 30, 2006.  The Company reported net income of $9.6 million for the recent nine-month period, compared to $1.6 million for the same period in 2006.  Earnings per share on a diluted basis for the first nine months of 2007 were $0.32, compared to $0.05 for the same period last year.

“We have made good progress on several initiatives so far in 2007,” said Kay Toolson, Chairman and Chief Executive Officer of Monaco Coach Corporation. “Most noticeably, our extensive realignment of production and consolidation of sub-assembly plants have improved our operations and margins.  We expect to continue to improve our plant efficiencies during the fourth quarter and into next year with the consolidation of the Elkhart towable operations into our existing facilities in Wakarusa and Warsaw, Indiana.”

“We are pleased to report a rise in our motorhome market share, and 17% growth for the third quarter in our core motorized segment.  Our Company has remained aggressive in 2007 with new product developments, introducing new floor plans and features that meet consumers’ changing desires,” noted Toolson.

“The recreational vehicle industry faces challenges such as declining consumer confidence, higher fuel prices and volatile equity markets. Nevertheless, we are convinced that the long-term positive prospects for our Company and the RV industry are compelling, as millions of baby boomers retire and are drawn to the appeal of the RV lifestyle.”

Gross profit margin for the Company increased in the third quarter of 2007 to 11.2%, compared to 6.3% in the third quarter of 2006.  The Company’s gross profit margin improved because of better plant efficiencies, including improved material usage, higher absorption of indirect costs and direct labor savings.  The Company also experienced favorable workers’ compensation claim experience.  A shift in mix to higher margin motorized sales and reductions in the reliance on discounts used to market products further increased gross profit margins during the period.

“Our low finished goods inventory level at the beginning of the quarter and sales visibility throughout the quarter resulted in a balance between production and demand,” stated John Nepute, President of Monaco Coach Corporation.

“Internally, the Company and employees benefited from better control of rising health care costs. This success was due to a variety of initiatives, including our on-site health care clinic, which has provided better access to health care for many of our employees.”

For the third quarter of 2007, reductions in selling and marketing costs led to selling, general and administrative expenses of 9.2% of sales, down from 10.1% a year ago.

“Our Custom Chassis Products joint venture is making progress and we expect to generate a profit from that investment in the fourth quarter,” Nepute added.

The Company reported cash balances at the end of the quarter of $35.2 million compared to $5.0 million at the end of the 2006 fiscal year.  Inventories at the end of the third quarter 2007 were $148.1 million, down from $155.9 million at year-end.  The Company reported a zero balance on its line of credit and had $30.5 million of long-term debt.  Accounts payable at the end of the third quarter was $95.4 million, up from $72.6 million at the end of the 2006 fiscal year.

Motorized Recreational Vehicle Segment

Motorized sales of $258.0 million in the third quarter of 2007 increased 17.2% compared to $220.2 million in the third quarter of 2006.  Total Class A wholesale shipments for the first three quarters were 3,955, compared to 3,981 for the same period in 2006.  As reported by Statistical Surveys, Inc., Monaco Coach Corporation had a 0.4% decrease in domestic motorhome retail registrations sold year-to-date through August 2007, while industry-wide there was a decline of 4.9%, resulting in a 4.8% rise in the Company’s market share for the same period.

Segment gross profit for the third quarter of 2007 was $29.4 million, or 11.4% of sales, compared to $12.2 million, or 5.5% of sales, for the third quarter of 2006.  Operating income for the recent quarter was $6.8 million, or 2.6% of sales, compared to an operating loss of $7.7 million in the third quarter of 2006.

Unit sales of the Motorized RV Segment for the quarter ended September 29, 2007 totaled 1,470, up 9.6% from 1,341 units for the prior year period.  Diesel Class A units shipped were 1,080 versus 1,088, gas Class A units shipped were 230 versus 85, and Class C units shipped were 160 versus 168.

Towable Recreational Vehicle Segment

The Company reported towable sales of $64.2 million for the third quarter of 2007, compared to sales of $70.5 million for the third quarter of 2006.  Total towable shipments for the first three quarters were 13,439, compared to 16,811 for the same period last year, which included 2,019 FEMA units.  Travel trailer and fifth-wheel retail registrations for the overall domestic market, according to Statistical Surveys, reported a year-to-date increase of 2.8% through August 2007, and for the Company they reported a 1.9% decline in retail sales for the same period.

Gross profit for the third quarter of 2007 for the towable segment was $6.7 million, or 10.4% of sales, compared to $5.1 million, or 7.2% of sales for the third quarter of 2006.  Operating income was $871,000, compared to a loss of $2.3 million for the third quarter of 2006.

For the third quarter of 2007, towable unit sales, including specialty trailers, were 3,940 units, down slightly from 3,977 units for the same period a year ago.

Motorhome Resorts Segment

Resort sales for the third quarter of 2007 were $219,000, compared to $1.9 million in the third quarter of 2006.  Lot sales in the third quarter are typically slow as fewer prospective owners visit the southwest desert region during the summer months.  Reductions in sales were also a function of declining consumer confidence, shrinking inventories of available lots, competition from lot resale activity at the resort itself and to a lesser extent, softness in the national real estate markets. However, the availability of credit has not surfaced as an issue facing this segment.

Currently 35 lots are available in Indio and 33 lots are available in Las Vegas, leaving approximately 8% of the original 807 developed lots.  The operating loss for the segment was $1.2 million for the third quarter 2007, compared to an operating loss of $904,000 for the same period last year.

The Company’s new resort locations in the Palm Springs, Calif. area and Naples, Fla. are currently under development, with lots expected to be available for sale in the second quarter of 2008 and fourth quarter 2008 at the Naples and Palm Springs locations, respectively.

Business Outlook

“Based upon our current backlog, rates of production and production days available in the fourth quarter, our revenue will be between $290 million and $300 million,” said Marty Daley, Chief Financial Officer of Monaco Coach Corporation. “This level of revenue along with our consolidation of towable operations will lead to lower margins and earnings per share for the fourth quarter of $0.02 to $0.04.”

“Based on the Recreational Vehicle Industry Association’s flat 2008 class A shipment forecast, our fiscal 2008 sales are expected to be approximately even with 2007, or $1.27 billion to $1.28 billion,” continued Daley.  “Gross profit will benefit from a full-year of the towable consolidation, continued plant efficiency gains, including better material usage and should fall between 11.4% and 11.5%.  Selling, general and administrative expenses are expected to be in the range of 9.37% to 9.47%.”

Conference Call to be Held

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. Eastern Time, Wednesday, October 31, 2007. Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com.  The event will be archived and available for replay for the next 90 days.

About Monaco Coach Corporation

Dedicated to quality and service, Monaco Coach Corporation is one of the nation’s leading manufacturers of motorized and towable recreational vehicles.  Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach employs approximately 5,200 people.  The Company offers a variety of RVs, from entry-level priced towables to custom-made luxury models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names.  Monaco Coach maintains RV service centers in Harrisburg, Ore., Elkhart, Ind., and Wildwood, Fla.  The Company operates motorhome only resorts in California, Florida and Nevada.

Ranked as the number one manufacturer of diesel-powered motorhomes, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests and offers products that appeal to RVers across generations.  Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index.  For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding the Company’s expectations for further plant efficiencies due to manufacturing consolidation, the long-term prospects for the Company as baby boomers retire, the expected profitability of the Custom Chassis Products joint venture in the fourth quarter, the timing of the availability of lots for sale in our Palm Springs and Naples projects, as well as the guidance on our fourth quarter and 2008 results of operations under “Business Outlook,” are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements, including failure to realize further efficiencies from the consolidation of our manufacturing operations, unforeseen declines in the wholesale and retail markets for recreational vehicles, changing consumers’ preference for certain models, a general decline in consumer confidence, inability to achieve projected economies of scale and resulting profitability from our Custom Chassis Products joint venture, inability to complete the work necessary to offer lots for sale in our new resort properties within the expected time frames, and an increase in interest rates or change in terms affecting retail and wholesale financing or an increase in the price or availability of fuel. Please refer to the Company’s SEC reports for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2006, and the 2006 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov or http://www.monaco-online.com.

(Tables to follow)

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except share and per share data)

	December 30,	September 29,
	2006	2007
		(unaudited)
ASSETS
Current assets:
Cash	$4,984	$35,231
Trade receivables, net	81,588	79,606
Inventories, net	155,871	148,093
Resort lot inventory	7,997	8,397
Prepaid expenses	5,624	5,118
Income taxes receivable	6,901	0
Deferred income taxes	38,038	38,179
Total current assets	301,003	314,624
Property, plant, and equipment, net	153,895	147,005
Land held for development	16,300	24,321
Investment in joint venture	0	3,406
Debt issuance costs net of accumulated amortization of $912 and $1,152, respectively	540	557
Goodwill	86,412	86,412
Total assets	$558,150	$576,325

LIABILITIES
Current liabilities:
Book overdraft	$16,626	$0
Current portion of long-term debt	5,714	5,714
Line of credit	2,036	0
Income taxes payable	0	2,219
Accounts payable	72,591	95,428
Product liability reserve	15,764	15,626
Product warranty reserve	33,804	36,945
Accrued expenses and other liabilities	44,364	48,890
Discontinued operations	298	0
Total current liabilities	191,197	204,822

Long-term debt, less current portion	29,071	24,786
Deferred income taxes	21,678	21,534
Deferred revenue	883	733
Total liabilities	242,829	251,875

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,769,356 and 29,981,477 issued and outstanding, respectively	298	300
Additional paid-in capital	63,722	68,591
Retained earnings	251,301	255,559
Total stockholders’ equity	315,321	324,450
Total liabilities and stockholders’ equity	$558,150	$576,325

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited: in thousands of dollars, except share and per share data)

	Quarter Ended		Nine Months Ended
	September 30,	September 29,	September 30,	September 29,
	2006	2007	2006	2007

Net sales	$292,473	$322,422	$998,823	$979,985
Cost of sales	273,940	286,243	901,351	871,212
Gross profit	18,533	36,179	97,472	108,773

Selling, general, and administrative expenses	29,474	29,661	92,882	89,885
Plant relocation costs	0	0	269	0
Operating income (loss)	(10,941)	6,518	4,321	18,888

Other income, net	119	290	507	783
Interest expense	(1,306)	(829)	(3,498)	(2,743)
Loss from investment in joint venture	0	(290)	0	(1,267)
Income (loss) before income taxes, continuing operations	(12,128)	5,689	1,330	15,661
Provision for (benefit from) income taxes, continuing operations	(5,030)	2,008	(343)	6,017

Income (loss) from continuing operations	(7,098)	3,681	1,673	9,644

Loss from discontinued operations, net of tax benefit	0	0	(107)	0

Net income (loss)	$(7,098)	$3,681	$1,566	$9,644

Earnings (loss) per common share:
Basic from continuing operations	$(0.24)	$0.12	$0.05	$0.32
Basic from discontinued operations	0.00	0.00	0.00	0.00
Basic	$(0.24)	$0.12	$0.05	$0.32

Diluted from continuing operations	$(0.24)	$0.12	$0.05	$0.32
Diluted from discontinued operations	0.00	0.00	0.00	0.00
Diluted	$(0.24)	$0.12	$0.05	$0.32

Weighted-average common shares outstanding:
Basic	29,745,738	29,963,223	29,696,951	29,913,118
Diluted	29,865,199	30,363,621	29,859,461	30,380,470

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited: in thousands of dollars)

	Nine Months Ended
	September 30,	September 29,
	2006	2007

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$1,566	$9,644
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss (gain) on sale of assets	(12)	289
Depreciation and amortization	10,581	10,613
Deferred income taxes	(5,834)	(285)
Stock-based compensation expense	2,538	3,247
Net losses in equity investment	0	1,267
Changes in working capital accounts:
Trade receivables, net	15,131	1,982
Inventories	9,310	3,718
Resort lot inventory	79	(400)
Prepaid expenses	(331)	504
Land held for development	(16,300)	(8,022)
Accounts payable	11,524	22,837
Product liability reserve	(1,723)	(138)
Product warranty reserve	551	2,868
Income taxes payable	(2,277)	9,120
Accrued expenses and other liabilities	8,688	4,643
Deferred revenue	933	(150)
Discontinued operations	3,723	(18)
Net cash provided by operating activities	38,147	61,719

Cash flows from investing activities:
Additions to property, plant, and equipment	(7,459)	(4,194)
Investment in joint venture	0	(366)
Proceeds from sale of assets	127	64
Net cash used in investing activities	(7,332)	(4,496)

Cash flows from financing activities:
Book overdraft	(8,537)	(16,626)
Borrowings (payments) on lines of credit, net	(15,561)	(2,036)
Payments on long-term notes payable	(2,857)	(4,285)
Debt issuance costs	(36)	(257)
Dividends paid	(5,377)	(5,395)
Issuance of common stock	1,646	1,429
Tax benefit of stock-based awards exercised or vested	149	194
Discontinued operations	92	0
Net cash used in financing activities	(30,481)	(26,976)

Net change in cash	334	30,247
Cash at beginning of period	586	4,984

Cash at end of period	$920	$35,231

MONACO COACH CORPORATION

SEGMENT REPORTING

(Unaudited: in thousands of dollars)

Results of Consolidated Operations

	Quarter		Quarter		Nine Months		Nine Months
	Ended		Ended		Ended		Ended
	September 30,	% of	September 29,	% of	September 30,	% of	September 29,	% of
	2006	Sales	2007	Sales	2006	Sales	2007	Sales
Net sales	$292,473	100.00%	$322,422	100.00%	$998,823	100.00%	$979,985	100.00%
Cost of sales	273,940	93.66%	286,243	88.78%	901,351	90.24%	871,212	88.90%
Gross profit	18,533	6.34%	36,179	11.22%	97,472	9.76%	108,773	11.10%
Selling, general and administrative expenses	29,474	10.08%	29,661	9.20%	92,882	9.30%	89,885	9.17%
Plant relocation costs	—	0.00%	—	0.00%	269	0.03%	—	0.00%
Operating income (loss)	(10,941)	-3.74%	6,518	2.02%	4,321	0.43%	18,888	1.93%
Other income and interest expense	1,187	0.41%	829	0.26%	2,991	0.30%	3,227	0.33%
Income (loss) before income taxes	(12,128)	-4.15%	5,689	1.76%	1,330	0.13%	15,661	1.60%
Income taxes	(5,030)	-1.72%	2,008	0.62%	(343)	-0.03%	6,017	0.61%
Net income (loss) from continuing operations	(7,098)	-2.43%	3,681	1.14%	1,673	0.17%	9,644	0.98%
Loss from discontinued operations, net of tax benefit	—	0.00%	—	0.00%	(107)	-0.01%	—	0.00%
Net income (loss)	$(7,098)	-2.43%	$3,681	1.14%	$1,566	0.16%	$9,644	0.98%

Depreciation & amortization	$3,608		$3,545		$10,581		$10,613
Capital expenditures	1,688		1,525		7,459		4,194
Raw materials inventory					71,866		64,167
WIP inventory					52,724		57,876
Finished goods inventory					50,174		26,050

Total capital expenditures for 2007 are expected to be $6 - $8 million

Expected tax rate for all of 2007 is approximately 38.5%

Motorized Recreational Vehicle Segment

	Quarter		Quarter		Nine Months		Nine Months
	Ended		Ended		Ended		Ended
	September 30,	% of	September 29,	% of	September 30,	% of	September 29,	% of
	2006	Sales	2007	Sales	2006	Sales	2007	Sales
Net sales	$220,159	100.00%	$257,982	100.00%	$700,728	100.00%	$754,192	100.00%
Cost of sales	207,960	94.46%	228,565	88.60%	647,910	92.46%	672,029	89.11%
Gross profit	12,199	5.54%	29,417	11.40%	52,818	7.54%	82,163	10.89%

Selling, general and administrative expenses & corporate overhead	19,931	9.05%	22,570	8.75%	58,718	8.38%	65,760	8.72%
Plant relocation costs	-	0.00%	-	0.00%	269	0.04%	-	0.00%
Operating income (loss)	$(7,732)	-3.51%	$6,847	2.65%	$(6,169)	-0.88%	$16,403	2.17%

Units Sold
Class A Diesel	1,088		1,080		3,211		3,288
Class A Gas	85		230		770		667
Class C	168		160		383		493
Total	1,341		1,470		4,364		4,448

Average Gross Wholesale Price
Class A Diesel	$189		$209		$194		$203
Class A Gas	77		82		84		79
Class C	52		55		52		54

Internal retail registrations
Class A Diesel	972		1,087		3,126		3,500
Class A Gas	278		238		911		767
Class C	155		157		254		352
Total	1,405		1,482		4,291		4,619

Additional Information*
Backlog units							668
Backlog value							114,379
Dealer Inventory (units)							3,139
Number of production lines							5
Capacity utilization							66%
Number of independent distribution points **							247

*    As of 10/24/2007

**  Includes Canadian Dealers

Towable Recreational Vehicle Segment

	Quarter		Quarter		Nine Months		Nine Months
	Ended		Ended		Ended		Ended
	September 30,	% of	September 29,	% of	September 30,	% of	September 29,	% of
	2006	Sales	2007	Sales	2006	Sales	2007	Sales
Net sales	$70,450	100.00%	$64,221	100.00%	$274,092	100.00%	$214,669	100.00%
Cost of sales	65,346	92.76%	57,531	89.58%	244,839	89.33%	194,970	90.82%
Gross profit	5,104	7.24%	6,690	10.42%	29,253	10.67%	19,699	9.18%

Selling, general and administrative expenses & corporate overhead	7,409	10.52%	5,819	9.06%	24,953	9.10%	18,053	8.41%
Operating income (loss)	$(2,305)	-3.27%	$871	1.36%	$4,300	1.57%	$1,646	0.77%

Units Sold
Travel trailer and fifth wheel	2,957		2,880		13,120		10,046
Specialty trailer	1,020		1,060		3,691		3,393
Total	3,977		3,940		16,811		13,439

Average Gross Wholesale Price
Travel trailer and fifth wheel	$23		$20		$20		$20
Specialty trailer	9		11		8		10

Internal retail registrations
Travel trailer and fifth wheel	2,830		3,900		9,889		10,328

Additional Information*
Backlog units travel trailers and fifth-wheels							605
Backlog value							14,025
Number of production lines							7
Capacity utilization							59%
Number of independent distribution points							674

*  As of 10/24/2007

Motorhome Resorts Segment

	Quarter		Quarter		Nine Months		Nine Months
	Ended		Ended		Ended		Ended
	September 30,	% of	September 29,	% of	September 30,	% of	September 29,	% of
	2006	Sales	2007	Sales	2006	Sales	2007	Sales
Net sales	$1,864	100.00%	$219	100.00%	$24,003	100.00%	$11,124	100.00%
Cost of sales	634	34.01%	147	67.12%	8,602	35.84%	4,213	37.87%
Gross profit	1,230	65.99%	72	32.88%	15,401	64.16%	6,911	62.13%

Selling, general and administrative expenses & corporate overhead	2,134	114.48%	1,272	580.82%	9,211	38.37%	6,072	54.58%
Operating income (loss)	$(904)	-48.50%	$(1,200)	-547.95%	$6,190	25.79%	$839	7.54%

Lots sold in period	9		1		117		50
Unsold developed lots					154		68
Project-to-date lots sold					653		739
Lots with deposits					8		—

Resort Locations:

Las Vegas, NV

Total lots in resort are 407, all of which have been developed

Indio, CA

Total lots in resort are 400, all of which have been developed

LaQuinta, CA

Total expected lots in resort are 400, some of which will be available to sell fourth quarter of 2008.

Naples, FL

Total expected lots in resort are 198, some of which will be available to sell second quarter of 2008.